EXHIBIT 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

November 21, 2003

Infonet Services Corporation

2160 East Grand Avenue

El Segundo, California 90245

Attn: Board of Directors

Re:	Registration Statement on Form S-8; 2,000,000 shares of Class B Common Stock, par value $0.01 per share

Ladies and Gentlemen:

In connection with the registration by Infonet Services Corporation, a Delaware corporation (the “Company”), of 2,000,000 shares of Class B common stock, par value $0.01 per share (the “Shares”), to be issued pursuant to the Infonet Services Corporation 2000 Employee Stock Purchase Plan, as amended and restated to be effective as of January 1, 2004 (the “Amended ESPP”), under the Securities Act of 1933, as amended, on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in a manner contemplated by the Registration Statement and in accordance with the terms of the Amended ESPP, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LATHAM & WATKINS LLP